UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d)

of The Securities Exchange Act of 1934

Date of report (Date of earliest event reported): January 31, 2025

AGRIFY CORPORATION

(Exact name of registrant as specified in its charter)

Nevada	001-39946	30-0943453
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

2468 Industrial Row Dr. Troy, MI	48084
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (617) 896-5243

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, par value $0.001 per share	AGFY	Nasdaq Capital Market

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Resignation of Director

On January 31, 2025 (the “Effective Date”), Richard Drexler resigned as a member of the Board of Directors (the “Board”) of Agrify Corporation (the “Company”). Mr. Drexler’s resignation did not result from any disagreement regarding the Company’s operations, policies or practices.

Appointment of Directors

On the Effective Date, the Board increased the size of the Board from six to seven members, and appointed Peter S. Shapiro and Sanjay Tolia as members of the Board to fill the vacancies resulting from Mr. Drexler’s resignation and the increase in Board size.

Mr. Shapiro, age 52, is an independent music entrepreneur who has owned and operated celebrated venues Brooklyn Bowl, Brooklyn Bowl Las Vegas, Brooklyn Bowl Nashville, Brooklyn Bowl Philadelphia, The Capitol Theatre, Bearsville Theater and Wetlands Preserve. Mr. Shapiro partnered exclusively with the family of Jerry Garcia to open Garcia’s at The Capitol Theatre, to be followed by additional clubs in Chicago and New York City. In 2015, he produced Fare Thee Well: Celebrating 50 Years of the Grateful Dead, at Levi’s Stadium in Santa Clara, CA and Chicago’s Soldier Field. Shapiro founded Lockn’, a four-day music and camping festival held in Nelson County, Virginia as well as Jazz & Colors, an experiential music event held in Central Park and the Metropolitan Museum of Art. He originated the Rock and Roll Playhouse, developing the family concert series into a weekly national concert series that takes place in over 25 markets across America. In 2024, Peter coproduced the sold out Soulshine Benefit at Madison Square Garden raising money for hurricane relief in North Carolina and Florida. His other endeavors include the IMAX concert films U2 3D and All Access, the Jammys awards show, the Green Apple Earth Day Festival, and Easy Rider Live. Billboard has selected him multiple times for its Power 100 List of “Most Influential People in the Music Business.” Mr. Shapiro serves as publisher of Relix magazine and sits on the board of a number of civic and charitable organizations, including: New York Public Radio, City Parks Foundation and the Rock and Roll Hall of Fame Museum. Peter also is a member of the Rock and Roll Hall’s nominating committee. From 2019 to 2024, he served as Chairman of HeadCount, one of the leading youth voter engagement and participation organizations in America, and currently sits on its Board of Directors. He earned a bachelor of arts degree from Northwestern University.

Mr. Tolia, age 45, is an entrepreneur with an institutional finance background. He began his career at several prominent Chicago-based funds before founding Bengal Capital, a large equity derivatives hedge fund that focuses on health and wellness markets. Mr. Tolia has served as founder of Marine Layer Capital LLC since March 2023, which creates and trades structured notes and derivative products for wealth management clients. He also served as Senior Advisor to Leaf VIP from April 2020 through March 2023, as founder of Bengal Catalyst Fund LP from January 2018 through March 2023, and as founder and managing director of Bengal Capital LLC from March 2007 through December 2018. Mr. Tolia helped to create and manage several industry-leading brands and products in the nascent wellness space and has a deep track record of taking companies public, mergers and acquisitions, restructuring, and corporate strategy. He has served on the boards of directors of Sunday Goods & The Pharm since November 2020 and Jetty Extracts, a leading consumer packaged goods company in the health and wellness sector that was acquired by Canopy Growth, from January 2018 through June 2024. He earned a bachelor’s degree in economics from The University of Michigan.

There are no arrangements or understandings between Mr. Shapiro or Mr. Tolia and any other person pursuant to which they were appointed as directors of the Company, and there are no family relationships between Mr. Shapiro or Mr. Tolia and any director or executive officer of the Company. Since the beginning of the Company’s last fiscal year, the Company has not engaged in any transactions, and there are no proposed transactions, or series of similar transactions, in which Mr. Shapiro or Mr. Tolia was or is to be a participant and in which any related person had a direct or indirect material interest in which the amount involved exceeds or exceeded $120,000.

Item 7.01. Regulation FD Disclosure.

On February 5, 2025, the Company issued a press release announcing the appointment of Mr. Shapiro and Mr. Tolia as directors, a copy of which is attached as Exhibit 99.1 to this Current Report on Form 8-K and is incorporated herein by reference.

The information set forth in Item 7.01 of this Report, including Exhibit 99.1 attached hereto, shall not be deemed “filed” for purposes of Section 18 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), or otherwise subject to the liabilities of such section. The information set forth in Item 7.01 of this Report, including Exhibit 99.1 attached hereto, shall not be incorporated by reference into any filing under the Securities Act of 1933, as amended, or the Exchange Act, except as may be expressly set forth by specific reference in such filing.

Item 9.01. Financial Statements and Exhibits.

(d) Exhibits.

Exhibit Number	Title
99.1	Press Release of Agrify Corporation dated February 5, 2025
104	Cover Page Interactive Data File (embedded within the Inline XBRL document).

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

AGRIFY CORPORATION

Date: February 5, 2025	By:	/s/ Benjamin Kovler
Benjamin Kovler
Chairman and Interim Chief Executive Officer

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